Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: October 18, 2007

For Release: Immediately
Refer to: (317) 276-5795 — Mark E. Taylor
Lilly Delivers Strong Third-Quarter Results
Q3 reported results include 19 percent sales growth and EPS of $.85
Q3 pro forma adjusted results include 13 percent sales growth and EPS of $.91
Full-year pro forma adjusted EPS guidance updated to $3.50 — $3.55, or $2.76 — $2.81 reported
Eli Lilly and Company (NYSE: LLY) today announced strong financial results for the third quarter of 2007 and raised its full-year pro forma adjusted earnings per share guidance. The company now expects full-year pro forma adjusted earnings per share to be in the range of $3.50 to $3.55 per share, or $2.76 to $2.81 per share on a reported basis.
Throughout this release, financial results are presented on both a reported and a pro forma adjusted basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all sales and expenses recognized by the company during the period. Pro forma adjusted results exclude items described in the reconciliation tables below and also assume the ICOS acquisition was completed January 1, 2006. The pro forma adjusted results are presented in order to provide additional insights into the underlying trends in the business. Financial guidance is also provided on both a reported and a pro forma adjusted basis.
Third-Quarter Highlights — Reported Results
•	Sales increased 19 percent, to $4.587 billion.

•	Products launched this decade — Alimta®, Byetta®, Cialis®, Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — collectively grew 56 percent, to $1.498 billion, and accounted for 33 percent of total sales, compared with 25 percent of total sales in the third quarter of 2006.

•	Net income and earnings per share both grew 6 percent to $926.3 million and $.85, respectively, compared with third-quarter 2006 net income of $873.6 million and earnings per share of $.80. Reported results include a $.06 per share charge for a reduction in expected product liability insurance recoveries.

Third-Quarter Highlights — Pro Forma Adjusted Results
•	Sales increased 13 percent, to $4.587 billion.

•	Sales of products launched this decade grew 30 percent and represented 33 percent of total sales.

•	Net income and earnings per share grew 20 percent and 18 percent, to $996.4 million and $.91, respectively.
Product Sales Highlights

			% Change			% Change
(Dollars in millions)	Third Quarter		Over/(Under)	Year-to-Date		Over/(Under)
	2007	2006	2006	2007	2006	2006

Zyprexa®	$1,166.1	$1,084.7	8%	$3,487.1	$3,207.1	9%
Cymbalta	513.2	348.6	47%	1,474.6	892.3	65%
Gemzar®	394.4	354.6	11%	1,166.9	1,036.9	13%
Humalog®	362.5	322.2	12%	1,060.4	947.3	12%
Evista®	263.2	257.9	2%	805.0	775.0	4%
Cialis[1]	311.4	55.0	N/M	797.6	161.2	N/M
Humulin®	243.3	230.0	6%	711.9	668.3	7%
Alimta	215.0	157.2	37%	610.0	440.4	39%
Forteo	180.5	149.1	21%	511.1	422.2	21%
Strattera	130.5	126.4	3%	412.6	422.7	(2)%
Total Sales — Reported	$4,586.8	$3,864.1	19%	$13,443.9	$11,445.7	17%
Total Sales — Pro forma	$4,586.8	$4,054.7	13%	$13,516.6	$11,986.3	13%

[1]	These amounts represent the reported Cialis sales in Lilly’s financial statements and do not include Cialis sales from the joint-venture countries prior to the ICOS acquisition on January 29, 2007. Total worldwide Cialis sales for the third quarter of 2007 of $311.4 million represent 27 percent growth over the third quarter of 2006. September year-to-date 2007 worldwide Cialis sales were $870.3 million and represented 24 percent growth over the first nine months of 2006.

Significant Events Over the Last Three Months
•	The company today announced that it will acquire the exclusive rights to teplizumab, a humanized anti-CD3 monoclonal antibody, from MacroGenics, Inc. In addition, the two companies have entered into a global strategic alliance to develop and commercialize teplizumab, as well as other potential next-generation molecules for use in the treatment of autoimmune diseases. Teplizumab is currently being studied in the PROTÉGÉ trial, a global pivotal Phase II/III clinical trial for individuals with recent-onset type 1 diabetes.

•	The company submitted a supplemental new drug application to the U.S. Food and Drug Administration for Cymbalta for the management of fibromyalgia.

•	In September, the U.S. Food and Drug Administration approved Evista for a new use to reduce the risk of invasive breast cancer in two populations: postmenopausal women with osteoporosis and postmenopausal women at high risk for invasive breast cancer.

•	The company submitted an application with the European Medicines Agency for centralized review of Alimta, in combination with cisplatin, for the first-line treatment of advanced non-small cell lung cancer.

•	In September, the U.S. Food and Drug Administration approved a new, pre-filled insulin pen, KwikPenTM, which will be available with any of the Humalog formulations. Launch is expected in early 2008.

•	In October, the United States Supreme Court denied the petitions for certiorari that were filed by Teva Pharmaceuticals and Dr. Reddy’s Laboratories regarding their challenges to the validity of Lilly’s U.S. Zyprexa patent.

•	In October, as a part of ongoing discussions with the U.S. Food and Drug Administration, the company updated the Zyprexa (olanzapine) and Symbyax (olanzapine and fluoxetine HCl) U.S. product labels. Specifically, the changes include new warnings for weight gain and hyperlipidemia (elevation of triglycerides and cholesterol) and updated information in the warning for hyperglycemia (elevated blood sugar). The label also states that while relative risk estimates are inconsistent, the association between atypical antipsychotics and increases in glucose levels appears to fall on a continuum and olanzapine appears to have a greater association than some other atypical antipsychotics.
“Lilly continued to deliver excellent financial results to our shareholders in the third quarter, and we remain on pace for a very solid year,” commented Sidney Taurel, chairman and chief executive officer. “Our ongoing focus on volume-based revenue growth and cost containment again allowed us to leverage double-digit sales growth into robust earnings per share results for the quarter on a pro forma adjusted basis.”
Third-Quarter Reported Results
Worldwide reported sales for the quarter were $4.587 billion, an increase of 19 percent compared with the third quarter of 2006. Worldwide sales volume increased 14 percent, while exchange rates and selling prices contributed 3 and 2 percentage points of sales growth, respectively.
Gross margin as a percent of sales decreased by 0.7 percentage points, to 77.0 percent. This decrease was primarily due to planned third-quarter 2007 maintenance shutdowns of certain manufacturing facilities, the expense resulting from the amortization of the intangible assets acquired in the ICOS acquisition and the impact of foreign exchange rates, offset in part by manufacturing expenses growing at a slower rate than sales.
Overall, marketing and administrative expenses rose 23 percent, to $1.478 billion. This increase was largely due to the impact of the ICOS acquisition, as well as increased marketing and selling expenses in support of key products, primarily Cymbalta and the diabetes care products. Research and development expenses were $844.5 million, or 18 percent of sales. Compared with the third quarter of 2006, research and development expenses increased 12 percent. In addition to the acquisition of ICOS, this increase was due to increases in incentive compensation, discovery research and late-stage clinical trial costs.
In the third quarter of 2007, following a settlement with one of its insurance carriers over Zyprexa product liability claims, the company reduced its expected product liability insurance recoveries. This resulted in a recorded charge of $81.3 million.
Other income decreased by $6.2 million, to $49.8 million, primarily due to the acquisition of ICOS, offset in part by higher business development income resulting from out-licensing of legacy and development-stage products. Prior to the acquisition of ICOS, the results of the Lilly ICOS joint venture were presented in other income. Subsequent to the acquisition, all sales and expenses associated with Cialis are included in their respective lines on Lilly’s income statement.
The reported effective tax rate was 21.4 percent, up from 21 percent in the third quarter of 2006.

Reported net income and earnings per share both increased 6 percent to $926.3 million and $.85, respectively, compared with third-quarter 2006 net income of $873.6 million and earnings per share of $.80. Third-quarter 2007 reported results include a $.06 per share charge for a reduction in expected insurance recoveries.
Third-Quarter Pro Forma Adjusted Results
Worldwide pro forma sales for the third quarter of 2007 were $4.587 billion, an increase of 13 percent compared with the third quarter of 2006. Worldwide pro forma sales volume increased 8 percent, while exchange rates and selling prices contributed 3 and 2 percentage points of the sales growth, respectively. Gross margin as a percent of sales decreased by 0.7 percentage points, to 77.0 percent. Marketing and administrative expenses and research and development expenses increased 13 percent and 7 percent, respectively. Total operating expenses grew 11 percent. Other income increased $54.6 million, driven by lower net interest expense and increased business development income resulting from out-licensing of legacy and development-stage products. The effective tax rate was 20.9 percent.
As a result of sales growing faster than operating expenses and higher other income, pro forma adjusted net income and earnings per share grew 20 percent and 18 percent, to $996.4 million and $.91, respectively. For further detail, see the reconciliation below as well as the footnotes to the pro forma adjusted income statement later in this press release.

Earnings per Share Reconciliation	Third Quarter		% Growth
	2007	2006

E.P.S. (reported)	$.85	$.80	6%
Eliminate charge for a reduction in expected insurance recoveries	.06	—
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	—	(.03)

E.P.S. (pro forma adjusted)	$.91	$.77	18%

Zyprexa
In the third quarter of 2007, Zyprexa sales totaled $1.166 billion, an 8 percent increase compared with the third quarter of 2006. U.S. sales of Zyprexa increased 4 percent, to $540.6 million, due to higher prices, offset in part by declining demand. Zyprexa sales in international markets increased 11 percent, to $625.6 million, driven by the impact of foreign exchange rates and increased demand.
Cymbalta
For the third quarter of 2007, Cymbalta generated $513.2 million in sales, an increase of 47 percent compared with the third quarter of 2006. U.S. sales of Cymbalta increased 45 percent, to $444.3 million, due to strong demand. Sales outside the U.S. were $68.9 million, an increase of 64 percent, driven primarily by higher demand, as well as the impact of foreign exchange rates and higher prices. Cymbalta continues to gain market share in the U.S. and internationally.
Gemzar
Gemzar had sales totaling $394.4 million for the third quarter, an increase of 11 percent from the third quarter of 2006. Sales in the U.S. increased 9 percent, to $166.5 million, due to higher prices and demand, while sales outside the U.S. increased 13 percent, to $227.9 million, as a result of increased demand and the impact of foreign exchange rates.
Humalog
For the third quarter of 2007, worldwide Humalog sales increased 12 percent, to $362.5 million. Sales in the U.S. increased 9 percent to $216.1 million, driven by increased prices and higher demand. Sales outside the U.S. increased 19 percent to $146.4 million, driven by increased demand and the favorable impact of foreign exchange rates, offset in part by declining prices.
Evista
Evista sales were $263.2 million in the third quarter, a 2 percent increase compared with the third quarter of 2006. U.S. sales of Evista increased 4 percent, to $169.5 million, driven by higher prices. Sales outside the U.S. decreased 1 percent, to $93.7 million.
Cialis
Cialis sales for the third quarter were $311.4 million. On a pro forma basis, worldwide sales of Cialis grew 27 percent compared with third-quarter 2006, reflecting both strong demand and increased prices in the U.S. and internationally. U.S. sales of Cialis were $116.6 million in the third quarter, a 22 percent increase compared with the third quarter of 2006. Sales of Cialis outside the U.S. increased 30 percent to $194.8 million. Prior to the acquisition of ICOS on

January 29, 2007, Cialis sales in Lilly territories were reported in Lilly’s revenue, while Lilly’s 50 percent share of the joint-venture territory sales, net of expenses, was reported in Lilly’s other income. After the acquisition of ICOS, all Cialis sales are reported in Lilly’s revenue.
Humulin
Worldwide Humulin sales increased 6 percent in the third quarter, to $243.3 million. U.S. sales declined 6 percent to $90.8 million due to lower demand, partially offset by higher prices. Sales outside the U.S. increased 14 percent to $152.5 million, driven primarily by increased volume and the favorable impact of foreign exchange rates, offset in part by declining prices.
Alimta
For the third quarter of 2007, Alimta generated sales of $215.0 million, an increase of 37 percent compared with the third quarter of 2006. U.S. sales of Alimta increased 23 percent, to $110.8 million, due primarily to increased demand, while sales outside the U.S. increased 55 percent, to $104.2 million, due primarily to increased demand.
Forteo
Third-quarter sales of Forteo were $180.5 million, a 21 percent increase compared with the third quarter of 2006. U.S. sales of Forteo increased 20 percent, to $124.8 million, driven primarily by higher net effective selling prices. Sales outside the U.S. grew 24 percent, to $55.7 million, due to higher demand and the impact of foreign exchange rates.
Strattera
During the third quarter of 2007, Strattera generated $130.5 million of sales, a 3 percent increase compared with the third quarter of 2006. U.S. sales decreased 8 percent to $103.6 million, due to a decline in demand. Sales outside the U.S. increased 91 percent to $26.9 million, due primarily to higher demand.
Other Diabetes Care Products
As previously disclosed, Lilly’s U.S. marketing rights with respect to Actos® expired in September 2006; however, Lilly will continue to receive royalties from Takeda Pharmaceuticals North America at a declining rate through September 2009. Lilly continues to market the product in many countries outside the U.S. In the third quarter, Actos generated $97.8 million of revenue for Lilly, over half of which was outside the U.S. Actos revenue increased 27 percent versus the third quarter of 2006.
Worldwide sales of Byetta were $164.8 million in the third quarter, a 30 percent increase compared with the third quarter of 2006. Lilly reports as revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the third quarter, Lilly recognized revenue totaling $87.1 million, representing a 40 percent increase compared with the third quarter of 2006.
Animal Health
Worldwide sales of animal health products in the third quarter were $236.6 million, an increase of 9 percent compared with the third quarter of 2006. U.S. sales grew 15 percent to $112.4 million while sales outside the U.S. grew 5 percent to $124.2 million. Sales growth in the U.S. benefited from the recent acquisition of Ivy Animal Health, Inc.
Year-to-Date Results
For the first nine months of 2007, worldwide reported sales increased 17 percent, to $13.444 billion, compared with sales for the same period in 2006. Reported net income and earnings per share were $2.099 billion and $1.93, respectively. Results for the first nine months of 2007 were affected by the acquisitions of ICOS, Hypnion Inc., and Ivy Animal Health, Inc., as well as the other items noted in the table below.
For the first nine months of 2007, worldwide pro forma sales increased 13 percent to $13.517 billion, compared with the first nine months of 2006. As a result of sales growing faster than cost of sales and operating expenses, pro forma adjusted net income and earnings per share grew 20 percent and 19 percent, to $2.877 billion and $2.64, respectively. The pro forma reconciliation of year-to-date earnings per share for 2007 is shown in the table below.

Earnings per Share Reconciliation	Year-to-date		% Growth
	2007	2006

E.P.S. (reported)	$1.93	$2.33	(17%)
Eliminate asset impairments and restructuring charges associated with previously announced manufacturing decisions	.08	—
Eliminate charge for a reduction in expected insurance recoveries	.06	—
Eliminate in-process research & development charges associated with ICOS, Hypnion, and Ivy acquisitions and OSI in-licensing	.58	—
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	(.01)	(.12)

E.P.S. (pro forma adjusted)	$2.64	$2.21	19%

2007 Financial Guidance
The company has raised its full-year pro forma adjusted earnings guidance for 2007, and now expects full-year pro forma adjusted earnings per share to be in the range of $3.50 to $3.55 per share, representing growth of 16 to 17 percent compared with full-year 2006 pro forma adjusted results. Full-year pro forma adjusted earnings per share growth is expected to be fueled by pro forma sales growing at a faster rate than pro forma operating expenses.
For the fourth quarter, the company expects pro forma adjusted earnings per share of $0.86 to $0.91, which excludes an estimated $0.03 per share charge for acquired in-process research and development related to the MacroGenics in-licensing agreement. Including this charge, the company expects fourth-quarter reported earnings per share to be in the range of $0.83 to $0.88.
The earnings per share guidance includes an anticipated increase in the effective tax rate for the fourth quarter, the impact of the potential launch of generic olanzapine by competitors in Germany, normally scheduled manufacturing shutdowns, and additional investments in research and development and sales and marketing to drive future growth. The full-year pro forma adjusted earnings per share guidance excludes the charges noted in the tables below related to restructuring charges, acquired in-process research and development and an adjustment to insurance recoverables. Including the charges noted in the tables below, the company expects reported earnings per share to be in the range of $2.76 to $2.81 for the full year, representing growth of 13 to 15 percent compared with full-year 2006 reported results. See reconciliations below for further detail.

	Q4 2007	Q4 2006
Q4 Earnings per Share Reconciliation	Expectations	Results	% Growth

E.P.S. (reported)	$.83 to $.88	$.12	NM
Eliminate estimated in-process research & development charge associated with MacroGenics in-licensing	.03	—
Eliminate product liability charge	—	.42
Eliminate asset impairments, restructuring and other special charges	—	.31
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	—	(.03)

E.P.S. (pro forma adjusted)	$.86 to $.91	$.82	5% to 11%

	2007	2006
Full-Year Earnings per Share Reconciliation	Expectations	Results	% Growth

E.P.S. (reported)	$2.76 to $2.81	$2.45	13% to 15%
Eliminate estimated in-process research & development charge associated with MacroGenics in-licensing	.03	—
Eliminate product liability charge	—	.42
Eliminate asset impairments and restructuring charges associated with previously announced manufacturing decisions	.08	.31
Eliminate special charges related to adjustment to insurance recoverable	.06	—
Eliminate in-process research & development charges associated with ICOS, Hypnion, and Ivy acquisitions and OSI in-licensing	.58	—
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	(.01)	(.15)

E.P.S. (pro forma adjusted)	$3.50 to $3.55	$3.03	16% to 17%

The company reconfirmed its full-year 2007 sales guidance. The company continues to expect reported sales to grow in the mid-teens and pro forma sales to grow in the low double digits. The company continues to expect gross margin as a percent of sales to improve slightly compared with 2006. In addition, the company expects operating expenses on a pro forma adjusted basis to grow in the low double digits, albeit at a slower rate than sales. Operating expense growth is expected to be driven primarily by increased investment in research and development and ongoing expenditures for marketing and selling efforts in support of Cymbalta and the diabetes care products. The company has raised its guidance on other income and now expects other income to be approximately $100 million. The company also anticipates the pro forma adjusted effective tax rate to be approximately 22 percent. The company expects a continuation of strong cash flow trends in 2007, with capital expenditures of approximately $1.1 billion.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the third-quarter 2007 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through November 19, 2007.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed August 2007. The company undertakes no duty to update forward-looking statements.
#       #       #

Actos® (pioglitazone hydrochloride, Takeda)
Alimta® (pemetrexed, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
KwikPenTM
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	September 30, 2007		December 31, 2006

Worldwide Employees	41,000	*	41,500

*	Headcount figures as of September 30, 2007 include certain personnel previously employed by Icos Corporation, Hypnion, Inc. and Ivy Animal Health, Inc.

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2007	2006	% Chg.	2007	2006	% Chg.

Net sales	$4,586.8	$3,864.1	19%	$13,443.9	$11,445.7	17%

Cost of sales	1,054.6	860.4	23%	2,976.0	2,527.5	18%
Research and development	844.5	755.7	12%	2,533.1	2,271.3	12%
Marketing and administrative	1,477.8	1,198.2	23%	4,339.3	3,579.0	21%
Acquired in-process research and development	—	—	NM	656.6	—	NM
Asset impairments, restructuring and other special charges	81.3	—	NM	204.3	—	NM

Operating income	1,128.6	1,049.8	8%	2,734.6	3,067.9	(11%)

Net interest income (expense)	(6.2)	4.8		(10.9)	2.1
Joint-venture income	—	23.8		11.0	66.1
Net other income	56.0	27.4		89.8	66.9

Other income	49.8	56.0		89.9	135.1

Income before income taxes	1,178.4	1,105.8	7%	2,824.5	3,203.0	(12%)
Income taxes	252.1	232.2	9%	725.9	672.6	8%

Net income	$926.3	$873.6	6%	$2,098.6	$2,530.4	(17%)

Earnings per share — basic	$0.85	$0.80	6%	$1.93	$2.33	(17%)

Earnings per share — diluted	$0.85	$0.80	6%	$1.93	$2.33	(17%)

Dividends paid per share	$.425	$0.40	6%	$1.275	$1.20	6%
Weighted-average shares outstanding (thousands) — basic	1,090,067	1,085,603		1,089,809	1,085,441
Weighted-average shares outstanding (thousands) — diluted	1,090,228	1,086,412		1,090,095	1,086,449
N/M — not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — PRO FORMA ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2007 (a) (b)	2006 (b)	% Chg.	2007 (a) (b)	2006 (b)	% Chg.

Net sales	$4,586.8	$4,054.7	13%	$13,516.6	$11,986.3	13%

Cost of sales	1,054.6	906.2	16%	2,991.9	2,663.3	12%
Research and development	844.5	788.8	7%	2,545.1	2,370.1	7%
Marketing and administrative	1,477.8	1,302.3	13%	4,375.2	3,886.1	13%

Operating income	1,209.9	1,057.4	14%	3,604.4	3,066.8	18%

Net interest income (expense)	(6.2)	(34.2)		(23.4)	(108.9)
Joint-venture income	—	—		—	—
Net other income	56.0	29.4		91.8	73.4

Other income (deductions)	49.8	(4.8)		68.4	(35.5)

Income before income taxes	1,259.7	1,052.6	20%	3,672.8	3,031.3	21%
Income taxes	263.3	220.6	19%	795.8	630.8	26%

Net income	$996.4	$832.0	20%	$2,877.0	$2,400.5	20%

Earnings per share — basic	$0.91	$0.77	18%	$2.64	$2.21	19%

Earnings per share — diluted	$0.91	$0.77	18%	$2.64	$2.21	19%

Dividends paid per share	$.425	$.40	6%	$1.275	$1.20	6%
Weighted-average shares outstanding (thousands) — basic	1,090,067	1,085,603		1,089,809	1,085,441
Weighted-average shares outstanding (thousands) — diluted	1,090,228	1,086,412		1,090,095	1,086,449

(a)	The 2007 third-quarter and year-to-date amounts are adjusted to eliminate a $81.3 million (pretax) charge, or $0.06 per share (after-tax), for special charges related to an adjustment to insurance recoverables on product liability litigation; the 2007 year-to-date amounts are also adjusted to eliminate a second-quarter charge of $328.1 million (pretax) charge, or $0.29 per share (after-tax), for acquired in-process research and development related to the Hypnion and Ivy acquisitions, a $328.5 million (pretax) first-quarter charge, or $0.29 per share (after-tax), for acquired in-process research and development for compounds acquired from ICOS and OSI Pharmaceuticals, as well as a $123.0 million (pretax) charge, or $0.08 per share (after-tax), for asset impairments, restructuring, and other special charges,

(b)	In accordance with generally accepted accounting principles (GAAP), the 2007 and 2006 financial statements have been restated assuming the acquisition of ICOS was completed by Lilly effective January 1, 2006.